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                                                                    Exhibit 10.8


                              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT ("Agreement"), made this 3rd day of April, 1998, by and between International Support for Bone Marrow Drives, Ltd. ("ISBMD"), a North Carolina corporation, with its principal place of business at 550 West Avenue, Stamford, CT 06902 and Gerhard Ehninger ("Consultant"), an individual with an address of c/o Deutsche Knochemarkspenderdatei GmbH, Postfach 1405, 72004 Tubingen, Germany.

                                   WITNESSETH

WHEREAS, Lifecodes Corporation ("Lifecodes") is actively engaged in research, development, manufacture and sale of products and services utilizing DNA methods for human identity and transplantation;

WHEREAS, Lifecodes has acquired the outstanding capital stock of ISBMD, of which Consultant was a major shareholder and director;

WHEREAS, Lifecodes desires that ISBMD engage Consultant, and Consultant desires to perform services as an independent contractor for ISBMD, in an effort to promote the continued growth and improved financial performance of ISBMD;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which by each of the parties hereto is hereby acknowledged, each of the parties does hereby, subject to the terms hereinafter set forth, agree as follows:

1.   General Overview

     a) ISBMD hereby agrees to engage Consultant as an independent contractor to assist in the transition of the business from previous ownership to Lifecodes, to facilitate the retention of key employees and to assist in the promotion, continued sales and income growth of ISBMD.

     b) Consultant hereby agrees to the engagement and agrees to use his best efforts to carry out the purposes and intent of this Agreement and to keep himself reasonably informed and to inform ISBMD on all matters covered by this Agreement. All such work conducted hereunder shall be performed in a timely manner at the request and reasonable direction of ISBMD.

2.   Consulting Fee; Expenses

     During the Term (as hereinafter defined) ISBMD agrees to pay Consultant a consulting fee as follows:

          a) Eight Thousand Three Hundred Thirty Three United States Dollars ($8,333) per month, payable in arrears; provided, however, if ISBMD has generated during the first two years of the Term, more than an aggregate of 90,000 Applicable Samples (as defined below), then commencing upon the third year of the Term and each year of the Term thereafter, Twelve Thousand Five Hundred United States Dollars ($12,500) per month, payable in arrears; plus





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          b) All reasonable out of pocket expenses as requested and approved in advance by ISBMD during the term of this Agreement.

     For purposes of this Agreement, "Applicable Samples" shall mean typing requests or buccal swab samples for bone marrow testing obtained or sent directly by ISBMD or its agents to laboratories owned or designated by ISBMD or Lifecodes from sources outside the United States, including samples sent by ISBMD to Medical Molecular Diagnostics GmbH of Dresden, Germany.

3.   Term

     a) Unless sooner terminated as provided in Section 5 below, the term of this Agreement shall be from the commencement date (which shall be the date first above written) and shall continue for a period of seventy-two months thereafter (the "Term"). In the event of termination for any reason or upon expiration of the Agreement without written extension, Consultant shall promptly return to ISBMD any and all equipment, documents or materials in whatever form or medium, and all copies made thereof, which Consultant received from ISBMD for purposes of this Agreement, as well as all Work described in Section 6 of this Agreement.

4.   Duties And Extent Of Services

     a) Upon the execution of this Agreement and throughout its term, Consultant shall assume the position of consultant to ISBMD.

     b) During the term of this Agreement, ISBMD may from time to time request the consulting services of Consultant on specific projects. The parties will at such times discuss and define the scope of Consultant's duties on such projects. In addition, Consultant agrees to be available throughout the term of this Agreement to offer such advice, counsel and similar assistance as ISBMD may reasonably request with respect to its business activities. Consultant agrees to perform his duties diligently and faithfully, and to devote his best efforts to the performance of said duties. Notwithstanding the foregoing, it is the intention of the parties that the duties of the Consultant shall generally be defined by described projects not requiring the Consultant to adhere to a particular work schedule or to perform services on a full-time basis. Consultant shall devote such time as Consultant may deem necessary to perform his duties and to advance the interest of ISBMD. It is expressly understood and agreed Consultant's advice and counsel may be rendered by telephone, letter or in person.

     c) Consultant shall exert Consultant's best efforts and attention to the affairs of ISBMD. Consultant shall notify ISBMD promptly of any other engagement or commitment which could reasonably be expected to interfere or conflict with the performance of services hereunder.

     d) If elected, Consultant shall serve as a director of Lifecodes Corporation without any additional compensation.

5.   Termination

     Consultant's engagement hereunder shall terminate upon the occurrence of any of the following events:




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               (i) By Consultant, at Consultant's option, for any reason or no reason, to be exercised by sixty (60) days written notice from Consultant to ISBMD and provided all open projects have been properly transitioned or satisfactorily completed;

               (ii) Upon Consultant's death; or

               (iii) By ISBMD for "cause" which shall mean: commission of a felony or a crime involving moral turpitude; breach of this Agreement which is not cured within fifteen (15) days of notice of such breach; failure to follow the reasonable directives of ISBMD which directions are consistent with Section 4 hereof; willful misconduct or negligence in the performance of Consultant's duties hereunder.

6.   Work For Hire

     a) Consultant agrees that all work product arising directly under this Agreement, including without limitation, reports, recommendations, computer programs, applications, code, documentation and other works that are created, authored or otherwise expressed or produced specifically in connection with the services to be performed by Consultant hereunder are and shall be "Works for Hire" as that term is defined under the U.S. Copyright Act and are and shall be the sole and exclusive property of ISBMD. Any and all such inventions, improvements, discoveries, computer software developments or other ideas conceived, created, developed, made by Consultant in whole or in part specifically in connection with the services to be provided hereunder or otherwise, that relate directly to ISBMD's businesses, or are made using any of ISBMD's equipment, facilities, materials, labor, money, time or other resource or result from any services performed hereunder (collectively, "Works," and singly, a "Work"), shall belong solely and exclusively to ISBMD and shall be treated as proprietary information hereunder. Consultant agrees that Consultant shall communicate promptly to ISBMD any and all Works. Consultant hereby assigns, transfers and gives to ISBMD his entire right, title and interest in and to the Works, including all rights therein arising under applicable copyright laws (including the exclusive rights of reproduction, distribution, preparation of derivative works, performance and display), all rights therein arising under applicable patent laws (including all patents and patent applications therein), all so-called moral rights (including the right to edit, modify, alter or destroy, combine the Works with other works or otherwise deal with Works), all other exclusionary and/or proprietary rights, and any renewals and extensions associated therewith, as each of the foregoing may be secured under the laws now or hereafter in force and effect in the United States of America or any other country or countries. Consultant also agrees to furnish ISBMD, upon request, any records made alone or with others during the course of performing services pursuant to this Agreement, with all such records.




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7.   Proprietary Information

     a) For purposes of this Agreement, "proprietary information" shall mean information relating to the business of ISBMD or any affiliated or subsidiary entity and shall include (but shall not be limited to) information encompassed in all specifications, drawings, designs, computer programs, source code, object code, models, algorithms, user documentation, plans, formulas, proposals, marketing and sale plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of ISBMD.

     b) Consultant agrees to regard and preserve as confidential, all proprietary information, whether or not he has such information in writing, other physical or magnetic form or such information is contained in Consultant's memory or the memory of any of Consultant's agents or employees. Consultant will not, without written authority from ISBMD to do so, directly or indirectly, use for the benefit or purpose, nor disclose to any other person or entity, either during the term of Consultant's engagement hereunder or thereafter or as may be required by law, except as required by the conditions of Consultant's engagement hereunder, any proprietary information.

     c) Consultant shall not disclose any reports, recommendations, conclusions or other results of the services performed hereunder or the existence or the subject matter of this contract without the prior written consent of ISBMD or as may be required by law. In Consultant's performance hereunder, Consultant shall comply with all legal obligations Consultant may now or hereafter have regarding the information or other property of any other person, firm or corporation.

     d) The foregoing obligations of this Paragraph shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of Consultant, hereafter disclosed in publicly available sources of information, (iii) is now in the possession of Consultant without any obligation of confidentiality, or (iv) has been or is hereafter lawfully disclosed to Consultant by a third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

8.   No Solicitation

     During the period commencing on the date hereof and ending two (2) years after the termination of Consultant's engagement for any reason, Consultant shall not directly or indirectly induce or attempt to induce any of the employees of ISBMD or its parent(s), subsidiaries or other affiliated entities to leave the employment of ISBMD or such parent, subsidiary or other affiliate, or hire, or assist any other entity or person in the recruitment or hiring of, any employees of ISBMD or its parent(s), subsidiaries or other affiliated entities.

9.   Injunctive Relief

     Consultant acknowledges that the injury to ISBMD resulting from any violation by Consultant of any of the covenants contained in this Agreement will be of such a character that ISBMD cannot be adequately compensated by money damages, and, accordingly, ISBMD may, in addition to pursuing its other remedies, obtain an injunction from any such violation; and no bond or other security shall be required in connection with such injunction.




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10.  No Restrictions

     Consultant represents to ISBMD, which relies on such representation, that Consultant is free to enter into this Agreement in that Consultant is not under any restrictions from a former employer or business that would preclude Consultant from making these agreements. Consultant understands that ISBMD does not want Consultant to disclose to it any confidential information that Consultant may have obtained from a former employer, although Consultant is free to use Consultant's general knowledge and past experience in the performance of the services.

11.  Additional Covenants

     Consultant further agrees:

     a) He shall not assign, subrogate, sell nor convey in any way the rights or obligations contained herein without the prior written consent of ISBMD.

     b) He shall not cause or permit any direct or indirect publicity, other than as required by law, to be given about this Agreement and agrees to comply with all applicable laws and regulations relating to his conduct hereunder.

12.  General

     a) This Agreement shall be interpreted and subject to the laws of the State of Connecticut without regard to its conflict of laws rules.

     b) Consultant shall not be entitled to participate in any fringe benefits or privileges given or extended by ISBMD to its officers and employees, including without limitation, medical benefits, social security, social benefits, retirement plans or stock options. Consultant shall be responsible for the payment of all national, federal, state and local taxes relating to this Agreement, and, at the request of ISBMD, Consultant shall provide to ISBMD written statement that Consultant has timely and appropriately paid all appropriate taxes. Consultant warrants and represents that Consultant has complied with, and covenants that during the term of this Agreement, will continue to comply with all laws, rules and regulations required by appropriate government authorities for independent contractors, including the appropriate withholding, reporting and payment of all required taxes. Consultant shall indemnify and hold ISBMD harmless from and against any claims, debts, obligations or liabilities arising out of this Section.

     c) Any notices hereunder shall be given to the parties at the address first set above via courier or fax or at such other address as same may be changed from time to time.

     d) This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument.


                          [Next page is signature page]



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IN WITNESS WHEREOF, the parties hereto have caused their signatures to be set hereto as duly authorized as of the year and date first set above.


                             INTERNATIONAL SUPPORT FOR BONE
                             MARROW DRIVES, LTD.



                             By
                                  ----------------------------------------------
                                  Walter O. Fredericks, President



                                  ----------------------------------------------
                                  Gerhard Ehninger

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